Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
November 13, 2008	OTCBB: INMG

Integrated Management Information (IMI Global) Reports Profitable Growth
in Third Quarter and Nine-Month Period

Selected Highlights:

•                  Second consecutive profitable quarter with net income of $161,000

•                  Q3 revenue increases 36% to $597,000 from $438,000

•                  S,G&A expenses decline by 17% in Q3 to $391,000 from $472,000

•                  9-month net income grows to $143,000 versus loss of $688,000 a year ago

•                  9-month revenue increases 56% to $1.8 million from $1.1 million

•                  IMI Global named to Livestock Digest Top 25 list

CASTLE ROCK, Colo. – Integrated Management Information, Inc. (IMI Global) (OTCBB: INMG), a leading provider of verification and Internet solutions for the agricultural/livestock industry, today announced increased profitability on strong revenue growth for its third quarter and nine-month period ended September 30, 2008.

The Company reported net income of $161,000, or $0.01 per basic and diluted share, in the third quarter compared with a net loss of $188,000, or $0.01 per basic and diluted share, in the same quarter last year.  It was IMI Global’s second consecutive profitable quarter.

Revenue in the third quarter increased 36% to $597,000 from $438,000 in the same quarter last year.  The Company continued to experience strong demand for its USVerified solutions, which contributed $442,000 to revenue in the third quarter, up 40% from $317,000 in the same quarter last year.  Hardware revenue – primarily sales of cattle identification ear tags – increased 36% to $148,000 in the quarter from $109,000 in the year-ago third quarter.

Selling, general and administrative expense in the third quarter declined by 17% from the third quarter a year ago due to right sizing activities in light of the Company’s July 2008 sale of CattleNetwork and two other online businesses to Vance Publishing.  Among other cost savings measures, the Company closed its Platte City office, which had focused almost exclusively on CattleNetwork operations, and consolidated its remaining web development operations at its headquarters in Castle Rock, Colorado.  The divestiture of its online businesses during the third quarter resulted in a gain on sale of $367,000.

Continued momentum in the third quarter raised year-to-date sales and earnings to record levels.  Revenue increased 56% through nine months to $1.8 million from $1.1 million in the same period last year.  Once again, revenue from the Company’s industry-leading USVerified solutions led the way, increasing 57% to $1.5 million from $933,000 in the same period a year ago.  Year-over-year hardware sales grew by 35% to $253,000 from $188,000.

Sales, general and administrative expense through nine months declined by 24% to $1.1 million from $1.5 million, again the result of cost containment efforts coupled with lower overhead stemming from the divestiture of online businesses.

The $367,000 gain on sale of online businesses contributed to an $830,000 positive swing on the Company’s bottom line through the first nine months of 2008.  Net income at the nine-month mark was $143,000, or $0.01 per basic and diluted share, compared with a net loss of $688,000, or $0.03 per basic and diluted share, in the same period last year.

“We are pleased with our continued strong revenue growth, particularly in light of difficult economic environment,” said John Saunders, CEO of IMI Global.  “Demand for our core verification solutions remains robust as we continue to add new customers and enhance our solutions offerings.  Our industry leadership position was reinforced in the third quarter when we were named to Livestock Market Digest’s Top 25 List for companies and individuals making a difference in the American Livestock Industry. We think we are well positioned to expand our leadership position and continue our profitable growth.”

Conference Call

IMI Global will conduct a conference call and Webcast today at 9:30 a.m. Mountain Time (11:30 a.m. Eastern Time).  Dial 800-366-7640 for domestic toll free or 303-262-2141 for local and international.  The conference ID is 11122313.  A telephone replay will be available through November 27, 2008, at 800-405-2236 or 303-590-3000, passcode 11122313#.

To access a live Webcast of the call, please visit IMI Global’s website at www.imiglobal.com and click the Webcast link. A replay of the Webcast will be available at that website through November 27, 2008.

About IMI Global

Founded in 1995, IMI Global is a leading provider of verification and Internet solutions for the agriculture industry.  Go to www.IMIGlobal.com for additional information.  IMI has worked with some of the largest agricultural organizations in the United States, providing web-based applications for verification and identification as well as a range of consulting services tailored to meet each customer’s needs.  Additional IMI web sites include www.USVerified.com, www.MyEquineNetwork.com, and www.AgTraderIndex.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions.  Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings.  Specifically, statements in this news release about growth, profitability, potential, leadership, the impact and efficacy of the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition, governmental regulation of the beef industry, the market for beef and other factors.  In addition, financial results for the three and twelve-month periods are not necessarily indicative of future results.  Readers should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update its forward-looking statements to reflect new information or developments.  For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Integrated Management Information, Inc.

Statements of Operations

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues	$597,262	$437,691	$1,768,308	$1,133,141
Costs of revenue	352,152	145,472	779,754	311,260
Gross profit	245,110	292,219	988,554	821,881
Selling, general and administrative expenses	391,312	471,782	1,121,697	1,480,325
Gain on sale of online business	(366,991)	—	(366,991)	—
Income (loss) from operations	220,789	(179,563)	233,848	(658,444)
Other expense (income):
Interest expense	7,603	4,712	25,075	10,825
Other income, net	(875)	(3,335)	(2,135)	(6,114)
Income (loss) before income taxes	214,061	(180,940)	210,908	(663,155)
Income taxes	—	—	—	—
Income (loss) from continuing operations	214,061	(180,940)	210,908	(663,155)
Loss from discontinued operations	(53,071)	(6,984)	(67,733)	(25,007)
Net income (loss)	$160,990	$(187,924)	$143,175	$(688,162)
Net income (loss) per share from continuing operations:
Basic	$0.01	$(0.01)	$0.01	$(0.03)
Diluted	$0.01	$(0.01)	$0.01	$(0.03)
Loss per share from discontinued operations:
Basic	$—	$—	$—	$—
Diluted	$—	$—	$—	$—

Weighted average shares outstanding:
Basic	20,856,009	19,662,172	20,583,331	19,347,357
Diluted	21,372,672	19,662,172	20,646,214	19,347,357

Integrated Management Information, Inc.

Balance Sheets

(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$102,228	$170,882
Accounts receivable, net	539,422	193,737
Inventories	12,593	18,759
Prepaid expenses and other current assets	57,282	43,495
Total current assets	711,525	426,873
Property and equipment, net	63,459	54,134
Goodwill	—	418,208
Intangible assets, net	1,202	28,395
Total assets	$776,186	$927,610

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$270,708	$259,103
Accrued expenses and other current liabilities	42,926	40,406
Deferred revenues	—	5,750
Short-term debt and current portion of notes payable	—	420,000
Total current liabilities	313,634	725,259
Notes payable and other long-term debt	300,000	300,000
Stockholders’ equity:
Preferred stock	—	—
Common stock	20,911	28,246
Additional paid-in capital	3,358,730	4,705,679
Treasury stock	(13,690)	(1,485,000)
Accumulated deficit	(3,203,399)	(3,346,574)
Total stockholders’ equity	162,552	(97,649)
Total liabilities and stockholders’ equity	$776,186	$927,610